                                                                   EXHIBIT 99.1


[NATCOGROUPLOGO]                                                 [PRESS RELEASE]

2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841

--------------------------------------------------------------------------------
NATCO GROUP INC. ANNOUNCES KEY PERSONNEL CHANGES                  MARCH 6, 2003
-------------------------------------------------------------------------------

NATCO Group Inc. (NTG-NYSE) today announced that Mike Mayer, Senior Vice President and Chief Financial Officer, has announced his intention to resign his position with the Company and to accept the position of Chief Financial Officer of Tri-Point Energy Services, Inc., a Houston based privately held company engaged in the repair and refurbishment of drilling and well servicing equipment and other related components. Mayer has informed the Company that he intends to participate in finalizing NATCO's 2002 Form 10-K filing and provide the necessary certifications under the Sarbanes-Oxley Act of 2002 prior to leaving the Company.

Mayer joined NATCO in September 1999 and has managed the Company's treasury, accounting and human resources functions over that period. "Mike has been a valuable member of the NATCO team," commented Chairman and CEO Nat Gregory. "We are sad to see him go but wish him all the best at Tri-Point." Mayer commented, "While I am extremely excited about the new opportunity I will have at Tri-Point, it is with mixed emotions that I leave NATCO. We have accomplished a lot over the last several years. I am very proud of my association with the Company, and wish everyone at NATCO the very best in the future."

NATCO also announced that John Clarke, President of Concept Capital and one of the Company's outside directors, will assist the Company in overseeing the financial area on a temporary basis until a new Chief Financial Officer is named. Clarke has extensive experience in management and finance, including serving as Chief Financial Officer of Transco Energy, Cabot Oil & Gas and Dynegy.

NATCO also announced that Katherine Ellis will be joining the Company as Senior Vice President and General Counsel effective March 24, 2003. Ms. Ellis is a graduate of Cornell University and University of Minnesota Law School, and was associated with the law firm of Baker & Botts in Houston from 1987 to 1996. Since 1996, she has held a number of positions covering international, contract, M&A and securities law at Nabors Industries, serving most recently as General Counsel. "Kathy brings to NATCO the kind of background and experience which are critical to a growing public company," said Gregory, "and we are delighted to have her join the team."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 70 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.